EXHIBIT 99.4

Company name: Metinvest B.V.

Headline: Scheme of Arrangement: Notice of Convening Hearing

IRISH STOCK EXCHANGE ANNOUNCEMENT

7 June 2016

Metinvest B.V. (the “Company”)

10.25 per cent. Guaranteed Notes due 2016 (of which U.S.$88,477,264.89 was outstanding as at 27 May 2016 after capitalisation of unpaid interest in accordance with the First Moratorium Scheme (as defined below)) (the “2016 Notes”)

ISIN: XS0511379066, Common Code: 051137906

ISIN: US591555AA54, CUSIP: 591555AA5

10.50 per cent. Guaranteed Notes due 2017 (of which U.S.$300,531,520.44 was outstanding as at 27 May 2016 after capitalisation of unpaid interest in accordance with the First Moratorium Scheme) (the “2017 Notes”)

ISIN: XS1145219652, Common Code: 114521965

ISIN: US591555AC11, Common Code: 114752894

CUSIP: 591555 AC1

8.75 per cent. Guaranteed Notes due 2018 (of which U.S.$786,774,642.39 was outstanding as at 27 May 2016 after capitalisation of unpaid interest in accordance with the First Moratorium Scheme) (the “2018 Notes” and, together with the 2016 Notes and the 2017 Notes, the “Notes”)

ISIN: XS0591549232

ISIN: US591555AB38, CUSIP: 591555 AB3

Notice of a court hearing to consider an application for an order to convene a meeting of creditors under Section 896 of the Companies Act 2006

Reference is made to the Practice Statement Letter dated 25 May 2016, issued by the Company notifying holders of the Notes that the date of the hearing at the High Court of England and Wales (the “Scheme Convening Hearing”) to consider an application for an order to convene a meeting of creditors holding interests in the Notes under Section 896 of the Companies Act 2006 for the purposes of considering and, if thought fit, approving a scheme of arrangement between the Company and the holders of the Notes would be 8 June 2016.

Notice is hereby given that the Scheme Convening Hearing on 8 June 2016 has been scheduled to take place at 2 p.m. (London time) at The Rolls Building, Fetter Lane, London EC4A 1NL.

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Any natural or legal person holding an interest in the Notes (including the noteholders) is entitled to attend the Scheme Convening Hearing and make representations to the Court, or to instruct counsel to attend the Scheme Convening Hearing and make representations to the Court on their behalf.

For the purposes of this notice, the “First Moratorium Scheme” means the scheme of arrangement in respect of the Company which was sanctioned by the High Court of England and Wales on 29 January 2016.

For further information please contact:

Lucid Issuer Services Limited as the Information Agent
Sunjeeve Patel/Thomas Choquet
Tankerton Works
12 Arglye Walk
London WC1H 8HA
Phone:	+44 (0) 207 704 0880
Email:	metinvest@lucid-is.com

This Notice is given by:

Metinvest B.V.
Nassaulaan 2A
2514 JS
‘S-Gravenhage
The Netherlands

7 June 2016
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